Exhibit 2.1

105 Leader Heights Road • P.O. Box 2887 • York, PA 17405-2887 • 717.747.1519 • Fax 717.747.0490 • www.peoplesbanknet.com

December 9, 2014

Re:  Agreement and Plan of Merger dated July 22, 2014

Madison Bancorp, Inc.
8615 Ridgely’s Choice Dr., Suite 111
Baltimore, MD 21236
Attn: Michael P. Gavin, President & CEO

Dear Mike:

We are writing to confirm that, pursuant to Section 9.1 of that certain Agreement and Plan of Merger by and among Madison Bancorp, Inc. (“Madison”), CVLY Corp. (“CVLY”) and Codorus Valley Bancorp, Inc. (“Codorus”), dated July 22, 2014 (the “Agreement”), Madison, CVLY and Codorus agree that the Closing Date, as defined in the Agreement, will be January 16, 2015. CVLY and Codorus further agree and acknowledge that all conditions precedent set forth in Sections 7.1 and 7.2 of the Agreement have been satisfied as of the date hereof, except that the covenant set forth in Section 2.1(f) has not been satisfied, and Madison further agrees and acknowledges that all conditions precedent set forth in Sections 7.1 and 7.3 of the Agreement have been satisfied as of the date hereof, except that the covenant set forth in Section 6.11 has not been satisfied. Each of Madison, on the one hand, and CVLY and Codorus, on the other hand, agrees that, upon the performance of the covenant to be performed by the other party(ies) described in the preceding sentence, it will consummate the Closing, as defined in the Agreement, unless, between the date hereof and January 16, 2015, there has been a willful breach by the other party(ies) of a representation, warranty or covenant contained in the Agreement.

Sincerely,

CODORUS VALLEY BANCORP, INC.

By:	/s/ Larry J. Miller
Larry J. Miller President & CEO

December 2, 2014

CVLY CORP.

By:	/s/ Larry J. Miller
Larry J. Miller President & CEO

Accepted and agreed this 9th day of December, 2014.

MADISON BANCORP, INC.

By:	/s/ Michael P. Gavin
Michael P. Gavin, President & CEO